Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Gastar Exploration Ltd. and Gastar Exploration USA, Inc.
Houston, Texas

We hereby consent to the incorporation by reference in the registration statement No. 333-174552-01 on Form S-3 of Gastar Exploration Ltd. and Gastar Exploration USA, Inc. and No. 333-182237 on Form S-8 of Gastar Exploration Ltd. of our report dated May 10, 2013, with respect to the audit of the Statement of Revenues and Direct Operating Expenses of the Chesapeake Acquisition Properties for the year ended December 31, 2012, which appears in the Current Report on Form 8-K/A of Gastar Exploration Ltd. and Gastar Exploration USA, Inc.

BDO USA, LLP
Dallas, TX

October 25, 2013